EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors and Shareholders

Arbortext, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-39680, 33-52044, 33-89528, 33-61485, 333-01299, 333-01297, 333-22169, 333-28495, 333-38629, 333-44701, 333-56287, 333-70227, 333-72783, 333-76027, 333-30516, 333-30514, 333-55798, 333-113455 and 333-125108) of Parametric Technology Corporation of our report dated March 31, 2005, with respect to the consolidated balance sheet of Arbortext, Inc. as of December 31, 2004, and the related consolidated statement of operations, shareholders’ equity and other comprehensive loss and cash flows for the year ended December 31, 2004, which report appears in this Current Report on Form 8-K/A of Parametric Technology Corporation.

/s/ KPMG LLP

Detroit, Michigan

October 3, 2005

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